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Exhibit 23.5

[LEE KEELING AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        Lee Keeling And Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-4 and related Prospectus of EXCO Resources, Inc. ("EXCO") of all references to our name and our review of the proved oil and natural gas reserve quantities of (i) EXCO as of December 31, 2001, 2002 and 2003 and (ii) North Coast Energy, Inc. as of December 31, 2003, included in the section of the Prospectus captioned "Business—Our Oil, Natural Gas and NGL Reserves" in the table summarizing the proved reserves of EXCO and North Coast Energy, Inc.

LEE KEELING AND ASSOCIATES, INC.
By:	/s/ LEE A. KEELING Lee A. Keeling, President

Tulsa, Oklahoma
March 22, 2004

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  Exhibit 23.5
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS